Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sunshine Silver Mining & Refining Company Amended and Restated 2021 Long Term Incentive Plan of Sunshine Silver Mining & Refining Company of our report dated April 3, 2026 (except Note 18, as to which the date is May 11, 2026), with respect to the consolidated financial statements of Sunshine Silver Mining & Refining Company for the years ended December 31, 2025 and 2024, included in Amendment No.1 to the Registration Statement (Form S-1, No. 333-295768), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

June 5, 2026